Exhibit 10.28
Mobile Integrated Systems, Inc.
Corporate Development Agreement

THIS CORPORATE DEVELOPMENT AGREEMENT (the “Agreement”) is made as of the date set forth on the signature page hereto, by and between

2238646 Ontario Inc., (“BarrsCo”), and Mobile Integrated Systems, Inc. (the “Company”).

WHEREAS, BarrsCo, by and through its officers, employees, agents, representatives and affiliates, has expertise in the areas of international corporate management, financing, marketing, sales consulting, strategic business planning, enhancing shareholder value, investment structuring, asset acquisition and disposition, and other matters relating to global corporate development; and

WHEREAS, the Company desires to avail itself of the expertise of BarrsCo in the aforesaid areas.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, which the parties expressly acknowledge and agree is adequate and sufficient in all respects, the parties hereto agree as follows:

1.            Appointment.

The Company hereby appoints BarrsCo to render the advisory and consulting services described herein for the term of this Agreement.

2.            Services.

(a)           During the term of this Agreement, BarrsCo shall render to the Company, by and through such of BarrsCo’s officers, directors, employees, agents, representatives and affiliates, as BarrsCo in its sole discretion shall designate, the following consulting and other advisory services for the Company (collectively, the “Advisory Services”):  developing strategic plans for operations, corporate management, strategic planning, domestic and international marketing and sales, financial advice, recommendations of candidates for senior management positions of the Company and its subsidiaries, prospective strategic alliance partners, acquisition growth plans, prospective merger and acquisition candidates, development of value propositions for the Company, analyzing financial implications of potential transactions, advising on negotiations regarding terms and conditions of various transactions, advising in respect of due diligence matters and due diligence processes, introductions to prospective customers, selection of investment bankers or other financial advisors or consultants, and advice with respect to the capital structure of the Company, equity participation plans, employee benefit plans and other incentive arrangements for certain key executives of the Company.  All Advisory Services to be rendered hereunder shall be made by BarrsCo solely on a discretionary basis as determined in its sole discretion and solely within the scope of its knowledge and abilities. Nothing herein shall be construed to deem BarrsCo to be acting as a fiduciary to the Company or its shareholders, or as an officer or director of the Company, and nothing herein shall be deemed to grant BarrsCo any authority to act on behalf of the Company or to supersede the authority of any and all of the officers and directors of the Company.  The officers and directors of the Company shall at all times retain sole authority to accept or decline such advice offered by BarrsCo and only the officers and directors may bind the Company in respect of any advice given by BarrsCo.

Corporate Development Agreement

(b)           BarrsCo may also form time to time render advisory services in respect of investment banking and finance consulting to the Company (collectively, the “Special Services”).  The scope of BarrsCo Special Services shall include services rendered only outside of the United States and only to non-U.S. persons.  The Special Services may include, without limitation, introductions to qualified and registered investment banking, financial advisory or any other third-party service providers in connection with any public or private financing of the Company, advice regarding mergers, acquisitions and divestitures by the Company or any of its subsidiaries, the acquisition or disposition of assets of the Company, by merger, consolidation, amalgamation or otherwise, involving stock or assets, and/or the acquisition or disposition of any subsidiary or division of the Company, and/or any and all financing or transactions involving assets or liabilities of the Company.  All Advisory Services and Special Services are collectively referred to herein as the “Services.”

(c)           The Company agrees to undertake any and all of its own due diligence with respect to any and all recommendations made by BarrsCo.  No reliance shall be made upon BarrsCo as having satisfied separate and independent due diligence obligations of the Company with respect to any and all transactional matters involving the Company.

3.            Fees.

(a)           In consideration of the rendering of the Advisory Services contemplated by Section 2(a) hereof, the Company agrees to pay to BarrsCo (i) a services fee of 540,000 shares per year, payable each year for the period commencing as of November 1, 2012 and continuing until the third anniversary thereof (the “Advisory Services Fee”). The Advisory Services Fee and all other payments hereunder, except out-of-pocket expenses, shall be delivered in the form of stock certificate.  The annual Advisory Services Fee payment will be made in advance on the anniversary of the agreement.  The first payment will be made concurrently with the signature of this agreement.  The second payment will be made on the first anniversary of this agreement.  The third payment will be made on the second anniversary of this agreement.

4.            Out-of-Pocket Expenses

In addition to the compensation payable to BarrsCo pursuant to Section 3 hereof, the Company shall, at the request of BarrsCo, upon presentation of reasonable receipts and documentation evidencing Out-of-Pocket Expenses, pay directly, or reimburse BarrsCo for, its reasonable Out-of-Pocket Expenses. For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the amounts actually paid by BarrsCo in cash in connection with its performance of the Services, including, without limitation, reasonable (i) fees and disbursements of any independent auditors, outside legal counsel, consultants, third-party investment bankers, financial advisors and other independent professionals, organizations and consultants; (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications or similar services and (iii) transportation, per diem, telephone calls, word processing expenses or any similar expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by BarrsCo to the Company of the statement in connection therewith.  Any and all Out-of-Pocket Expenses shall require pre-approval in writing of a duly authorized officer of the Company.

Corporate Development Agreement

5.            Indemnification

The Company will indemnify and hold harmless BarrsCo and its officers, directors, employees, agents, shareholders, attorneys, accountants, representatives and their respective affiliates (each being an “Indemnified Party”) from and against any and all losses, costs, expenses, claims, damages and liabilities (the “Liabilities”) to which such Indemnified Party may become subject under any applicable law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of the performance of the Services contemplated by this Agreement or the engagement of BarrsCo pursuant to, and the performance by BarrsCo of the Services contemplated by, this Agreement. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto, provided that, subject to the following sentence, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment. Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim or proceeding in which the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Company’s expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. Provided that the Company is not in breach of its indemnification obligations hereunder, no Indemnified Party shall settle or compromise any claim subject to indemnification hereunder without the consent of the Company. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of BarrsCo. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted solely from the gross negligence or willful misconduct of BarrsCo.

Corporate Development Agreement

6.            Term

This Agreement shall be in effect on the date hereof and shall continue until the third anniversary of the date hereof (the “Initial Term”).  This Agreement shall automatically renew on each anniversary thereafter and continue and remain in effect for additional one year periods (each a “Renewal Term”) unless either party gives not less than ninety (90) days’ advance written notice.  This Agreement may be terminated at any time upon mutual consent of the parties.  This Agreement may be terminated by the Company upon determination of (i) any act of fraud or dishonesty, willful misconduct or gross negligence by BarrsCo in connection with its obligations under this Agreement (ii) breach of any contractual duty of BarrsCo to the Company under this Agreement.  This Agreement may be terminated by BarrsCo in the event of any non-performance of the duties and obligations of the Company.  This Agreement may be terminated at any time for any reason by BarrsCo upon not less than thirty (30) days’ advance written notice to the Company.  Any and all provisions of this Agreement pertaining to any and all outstanding unpaid compensation due and payable to BarrsCo shall survive termination of this Agreement and the provisions of Sections 5, 7 and 8 and otherwise as the context so requires shall survive the termination of this Agreement.

7.            Other Activities

Nothing herein shall in any way preclude BarrsCo or its officers, directors, employees, agents, shareholders, attorneys, accountants, representatives and their respective affiliates from engaging in any and all other business activities or from performing services for its or their own respective account or for the account of others, including for companies that may do business with the Company or have interests which are substantially similar to the business conducted by the Company.  Where BarrsCo has an ownership interest in any companies or organizations with whom the Company directly engages in business relationships (“Interested Transactions”) BarrsCo undertakes to disclose such relationships in writing to the corporate governance officer of the Company or another duly authorized officer of the Company.  Nothing herein shall be construed as an undertaking of unique or exclusive services of BarrsCo solely on behalf of the Company.  The Company expressly waives any and all actual or potential conflicts with respect to BarrsCo’s past, present or future relationships of any nature or kind with any and all Company officers, directors, shareholders, agents, accountants, counsel or third parties and their respective affiliates with whom BarrsCo has, or has had, dealings or business relationships of any nature or kind.

8.            General.

(a)           No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall be effective unless the same shall be in writing and signed by the parties to this Agreement, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Corporate Development Agreement

(b)           This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the parties hereto; provided, however, that BarrsCo may assign or transfer its duties or interests hereunder to a BarrsCo affiliate at the sole discretion of BarrsCo.  Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, BarrsCo and the Company (including any and all present and future subsidiaries of the Company that are not signatories hereto) and their respective successors and assigns.

(c)           Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given upon confirmation of receipt or refusal of delivery, if the same shall be sent by registered or certified mail, return receipt requested, or by internationally recognized courier and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the registered address of record and may be changed upon Notice as provided herein to the other party regarding such change of address.

(d)           This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(e)           All controversies arising out of or in connection with this Agreement shall be finally settled pursuant to binding arbitration under the Rules of Arbitration of the Chamber of Commerce of Toronto by a single arbitrator appointed and conducted in accordance with the Rules of Arbitration. The Arbitration shall be conducted in English by a single arbitrator appointed by mutual consent of the Parties within 10 days of demand, or absent such mutual consent, such disputes shall be finally resolved by arbitration pursuant to the National Arbitration Rules of the ADR Institute of Canada, Inc.  Any award, verdict or settlement issued under such arbitration may be entered by any Party for order of enforcement by any court of competent jurisdiction.  The prevailing Party shall be reimbursed for all fees, costs, expenses and disbursements by the non-prevailing Party.

(f)           All information provided by the Company to be relied upon by BarrsCo will be, when and as delivered to BarrsCo, and on the closing date of all transactions, complete and correct in all material respects and will not knowingly contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The Company shall advise BarrsCo immediately of the occurrence of any event or circumstance that results in any Company document containing untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and shall furnish to BarrsCo copies of amended or supplemented documents that correct such statement or omission in such quantities as BarrsCo may from time to time reasonably request. All financial or other projections of the Company will be prepared in good faith on the basis of reasonable assumptions. The Company acknowledges that BarrsCo (i) will be using and relying on all Company information without independently verification of the same, (ii) does not assume responsibility for the accuracy or completeness of such information; (iii) will not make any appraisal of any assets of the Company or (iv) will not render any fairness opinions.  Except as otherwise provided herein, nothing herein shall require BarrsCo to deliver to the Company any reports, memoranda or other documentation of any nature or kind except as determined by BarrsCo.

Corporate Development Agreement

(g)           The Company has full corporate power and authority to execute and deliver this Agreement on behalf of itself and its affiliates and to perform its obligations hereunder, and all consents, authorizations, approvals and orders required in connection with the execution, delivery and performance hereof have been obtained. This Company represents and warrants to the BarrsCo that the Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms and that the execution, delivery and performance of this Agreement by the Company and the BarrsCo will not conflict with, result in a breach of any of the terms or provisions of or constitute a violation or a default under any laws, rules or regulations applicable to the Company and the BarrsCo pertaining to the subject matter herein or under any material agreement or instrument to which the Company is a party or by which the Company is bound. Nothing herein shall be construed as an undertaking of unique or exclusive services of the BarrsCo solely on behalf of the Company.  The Company agrees to undertake any and all of its own due diligence with respect to any and all prospective Investors and proposed corporate development activities.  The Company expressly waives any and all actual or potential conflicts with respect to the Primes past, present or future relationships of any nature or kind with any Investors or their respective affiliates.

(h)           BarrsCo shall be entitled to fully rely upon all documents and materials provided by the Company as true and correct in all respects and the Company shall indemnify and hold harmless BarrsCo and its officers, directors, employees and agents for any and all losses incurred by BarrsCo as a result of any material misstatement or omission in such marketing materials, which losses shall include, without limitation, all fees, costs, expenses and disbursements of counsel defending BarrsCo against claims for such losses as well as enforcement of this Agreement.  The officers and directors of the Company shall independently review and confirm the validity of all facts in all materials prepared by BarrsCo.

(i)           No advice rendered by BarrsCo pursuant to this Agreement may be disclosed publicly in any manner without BarrsCo’s prior written approval, except as may be required by law, regulation or court order but subject to the limitation below.  If the Company is required or reasonably expects to be required to disclose any advice, the Company shall provide BarrsCo with prompt notice thereof so that BarrsCo may seek a protective order or other appropriate remedy and take reasonable efforts to assure that all of such advice disclosed will be covered by such order or other remedy.  Whether or not such a protective order or other remedy is obtained, the Company will and will cause its affiliates to disclose only that portion of such advice that the Company is so required to disclose.

(j)           The Company shall not directly or indirectly or through any third party take any action to circumvent this Agreement or the rights of BarrsCo set forth herein.  The Company undertakes and promises that it will not circumvent the BarrsCo by dealing directly with any prospective counterparties introduced by the BarrsCo to the Company, unless authorized by the BarrsCo in writing to deal directly with them.

Corporate Development Agreement

(k)           If any provision(s) of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(l)            Numbered and titled article and section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.  This Agreement has been fully negotiated and jointly drafted by the parties and nothing herein shall be construed against either party as the draftsperson thereof.

(m)          The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

(n)          This Agreement may be executed by the parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and both of which taken together shall constitute one and the same instrument and Agreement.  This Agreement may be executed and delivered via facsimile or any other means of electronic delivery which shall be fully binding upon the parties to the same and full extent as the original exemplar thereof.

(o)          The Confidentiality Agreement attached hereto as Exhibit A is hereby incorporated herein by reference thereto and BarrsCo hereby agrees to be bound all terms and conditions of such Confidentiality Agreement.

[Signature Page Follows]

Corporate Development Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of this 1st day of November 2012 by their duly authorized officers or agents as set forth below.

2238646 Ontario Inc.

By:	/s/ J. Randall Barrs
Name: J. Randall Barrs
Title: President
Address for Notices:

Mobile Integrated Systems, Inc.

By:	/s/ Murray P.J.B. Simser
Name: Murray P.J.B. Simser
Title: Chief Executive Officer
Address for Notices:
Suite 502, 25 Adelaide Street
Toronto, Ontario, Canada M5C 3A1

Exhibit A

Mobile Integrated Systems, Inc.
Confidentiality & Nondisclosure Agreement

This Confidentiality & Nondisclosure Agreement (the "Agreement"), effective as of ___________________ _____, 20___ (the "Effective Date"), by and between Mobile Integrated Systems, Inc., a Nevada corporation (“Disclosing Party”), having a principle business address as set forth below, and 2238646 Ontario Inc. (“Receiving Party”), having the principal address as set forth below, is hereby entered into to protect the Disclosing Party’s Confidential Information (as defined herein).

1.     Definitions and Exclusions. "Party" means each of Disclosing Party or Receiving Party individually and "Parties" means Disclosing Party and Receiving Party collectively. “Confidential Information” means any and all information of, or concerning, the Disclosing Party obtained by the Receiving Party or to which the Receiving Party has direct or indirect access, whether marked as confidential or not, in any and all forms, formats or media, including information obtained from representatives of the Disclosing Party, oral or other transitory means, unless expressly and specifically indicated at the time of disclosure to be non-confidential. Confidential Information shall include but is not limited to: all corporate matters, all business matters and operations (past, present, future, contingent or otherwise), all plans, all negotiations, all legal matters, all regulatory matters, all trade secrets, know-how, computer programs, mathematical formulae, theories, techniques, procedures, processes, strategies, methods, systems, designs, the identity of, and all information concerning, financiers, partners, joint-ventures, alliances, affiliates, customers, suppliers, service providers, consultants, advisers, development models and information, methods and sources, marketing and sales information, all information received from others that the Disclosing Party is obligated to treat as confidential or proprietary, and any and all other information that together with all other available information would be material to the Disclosing Party. Notwithstanding the foregoing, Confidential Information shall exclude information that: (i) was lawfully in the public domain at the time of disclosure; (ii) lawfully becomes part of the public domain after disclosure through no fault of the Receiving Party; (iii) was already in the Receiving Party’s possession free of any confidentiality obligation at the time of disclosure; (iv) was received after disclosure to the Receiving Party from a third party who had a lawful right to disclose such information without any obligation to restrict its further use or disclosure; or (v) was developed by the Receiving Party independently of, and without exposure to, the Disclosing Party’s Confidential Information. All Confidential Information is provided “as is.” Disclosing Party makes no warranties, express, implied or otherwise, regarding the accuracy, completeness or performance or its Confidential Information.
3. Term. The term of this Agreement shall commence upon the Effective Date and survive without termination. At any time, upon the written request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party or destroy all documents and other tangible materials representing or embodying the Disclosing Party’s Confidential Information and all copies thereof, and shall immediately cease any further use thereof. Upon written request, Receiving Party shall furnish a written officer’s certificate attesting to the complete return or destruction of the Disclosing Party’s Confidential Information.

4.     Assignment; Amendments; Waivers. Neither Party may assign, transfer, delegate or sublicense any rights, duties or obligations under this Agreement without the prior written consent of the other Party.  Any and all amendments and waivers of this Agreement must be in writing signed by the Parties hereto.

5.     Notices. All notices required under this Agreement shall be in writing and shall be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the respective address set forth below or to such other address as such Party may specify in writing as delivered to the other Party in the aforementioned manner.  The Receiving Party shall immediately notify the Disclosing Party upon discovery of any loss or unauthorized disclosure of the Disclosing Party’s Confidential Information.

6.     Irreparable Harm. Each Party acknowledges that breach of this Agreement will cause irreparable harm to the Disclosing Party and hereby agrees that the Disclosing Party shall be entitled to seek injunctive relief under this Agreement for such breach or threatened breach, as well as such further relief as may be granted by a court of competent jurisdiction. Neither Party may raise any defense based on adequate remedy at law.

2.     Nature of Obligation and Limited Right to Use. Except as otherwise approved in writing, Receiving Party shall: (a) hold and maintain the Disclosing Party’s Confidential Information in strict confidence, exercising no less than commercially reasonable care to the full extent necessary to assure protection of sensitive material non-public confidential information; (b) not disclose such Confidential Information to any third party unless authorized by the Disclosing Party to do so with such further reasonable action taken for the protection of such Confidential Information; and (c) use the Confidential Information for no purpose other than evaluating or pursuing an investment or other business relationship with the Disclosing Party or acting on behalf of the Disclosing Party in an authorized manner. Nothing herein shall be construed as granting any property, license or use of rights to any Confidential Information, and Receiving Party shall not make, have made, offer, market, use or sell the Confidential Information or any product or service using, incorporating, relying on, or derived from the Disclosing Party’s Confidential Information except to the extent expressly authorized by the Disclosing Party or an authorized representative of the Disclosing Party. Receiving Party shall not communicate any information to the Disclosing Party in violation of such Party’s confidentiality obligations to a third party, and Receiving Party shall not knowingly communicate any information to the Disclosing Party in violation of the proprietary rights of any third party.  Confidential Information may not be reproduced unless authorized in writing.
7. Dispute Resolution. All controversies arising out of or in connection with this Agreement shall be finally settled pursuant to binding arbitration under the Rules of Arbitration of the Chamber of Commerce of Toronto by a single arbitrator appointed and conducted in accordance with the Rules of Arbitration. The award of arbitration may be entered as judgment in any court of competent jurisdiction.

8.     General. This Agreement is the entire and complete Agreement between the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements or understandings between the Parties, whether written or oral, and may not be modified in any way unless by means of written addendum, signed and dated by duly authorized representatives of both Parties. If any portion of this Agreement is found to be invalid or unenforceable, the remaining provisions shall remain in effect and the Parties shall immediately begin negotiations to replace any invalid or unenforceable portions that are essential parts of this Agreement. If either Party fails to enforce any right or remedy hereunder, such failure shall not be deemed a waiver of such right or remedy.

THE RECEIVING PARTY WILL NOT TRADE IN THE SECURITIES OF DISCLOSING PARTY OR ANY OTHER PUBLIC COMPANY WITH RESPECT TO CONFIDENTIAL INFORMATION, OR PERMIT OR CAUSE ANY PERSON TO TRADE ANY SECURITIES ON BEHALF OF THE RECEIVING PARTY, DURING ANY PERIOD IN WHICH THE RECEIVING PARTY IS IN POSSESSION OF CONFIDENTIAL INFORMATION OR ANY OTHER MATERIAL NON-PUBLIC INFORMATION CONCERNING THE DISCLOSING PARTY OR ITS SUBSIDIARIES OR AFFILIATES.

In Witness Whereof, the Parties hereto have executed this Agreement on and as of the day and year first above written.

Mobile Integrated Systems, Inc.:		Receiving Party: 2238646 Ontario Inc.

By:	/s/ Murray P.J.B. Simser	By:	/s/ J. Randall Barrs
Name:	Murray P.J.B. Simser	Name:	J. Randall Barrs
Title:	Chief Executive Officer	Title:	President
Address:	Suite 502, 25 Adelaide Street, Toronto, Ontario, Canada M5C 3A1	Address: